PA137
(roll-up ADVISOR/PREF 5/02)
ALLSTATE LIFE INSURANCE COMPANY
(herein called "we" or "us")
Enhanced Beneficiary Protection Rider A
(Annual Increase)
This rider was issued because you selected the Enhanced Beneficiary Protection Rider A. This rider modifies the benefit provided by your Contract, to the extent described below, and the charge for this rider is in addition to charges defined in your Contract.
As used in this rider, "Contract" means the Contract or Certificate to which this rider is attached.
For purposes of this rider, "Rider Date" is the date this rider was made a part of your Contract: xx/xx/xxxx
The annualized Mortality and Expense Risk Charge for this rider is .30%
The following changes are made to your Contract.
I. Enhanced Beneficiary Protection Benefit
The Death Benefit provision of your Contract is hereby modified as follows:

Prior to the Payout Start Date, the Death Benefit is equal to the greater of the Death Benefit, defined in the Death Benefit provision of your Contract, or the value of the Enhanced
Beneficiary Protection Benefit.

The Enhanced Beneficiary Protection Benefit is determined as follows:

o On the Rider Date, the Enhanced Beneficiary Protection Benefit
is equal to the Contract Value.

o After the Rider Date, the Enhanced Beneficiary Protection
Benefit will accumulate daily at a rate equivalent to 5% per year and is recalculated each time a purchase payment or
withdrawal is made as follows:

1. For purchase payments, the Enhanced Beneficiary
Protection Benefit is equal to the most recently
calculated Enhanced Beneficiary Protection Benefit
plus the purchase payment.

2. For withdrawals, the Enhanced Beneficiary Protection
Benefit is equal to the most recently calculated
Enhanced Beneficiary Protection Benefit reduced by a
withdrawal adjustment, as defined below.

o The accumulation will continue until the earlier of:

1. the first Contract anniversary following the 80th
birthday of either the oldest Owner or the
oldest Annuitant, whichever is earlier, or

2. the date we determine the Death Proceeds.

o After the 80th birthday of either the oldest Owner or the
oldest Annuitant, whichever is earlier, the Enhanced
Beneficiary Protection Benefit will be recalculated only for purchase payments and withdrawals.

PA137 (roll-up ADVIS/PREF 5/02)

The Enhanced Beneficiary Protection Benefit will not exceed the amount equal to:

o 200% of the Contract Value as of the Rider Date; plus

o 200% of any purchase payments made after the Rider Date
(excluding purchase payments made in the twelve-month period immediately prior to the death of the Owner or the Annuitant);
minus

o withdrawal adjustments for any withdrawals made after the Rider
Date.

Withdrawal Adjustment
A withdrawal adjustment is equal to (a) divided by (b), with the result multiplied by (c), where:
(a) is the withdrawal amount.
(b) is the Contract Value immediately prior to the withdrawal.
(c) is the Enhanced Beneficiary Protection Benefit immediately prior to the withdrawal.
The Enhanced Beneficiary Protection Benefit will never be greater than the maximum death benefit allowed by any nonforfeiture laws which govern this Contract.
II. Mortality and Expense Risk Charge
The annualized Mortality and Expense Risk Charge, for this rider, is shown on page 1 of this rider. After the Rider Date, the Mortality and Expense Risk Charge for this rider will not change.
III. Death of Owner or Annuitant
Upon the death of the Owner or the Annuitant, one of the following three provisions will apply, depending upon which Option is elected under the Death of Owner or the Death of Annuitant provisions of the Contract:
1. If the Contract is continued under Option D of the Death of Owner provision of the Contract, then:

a. If both the oldest new Owner and the oldest Annuitant
are age 80 or younger on the date we determine the
Death Proceeds, then this rider will continue. The
amount of the Enhanced Beneficiary Protection Benefit
as of the date we determine the Death Proceeds, plus
subsequent purchase payments, less withdrawal
adjustments for any subsequent withdrawals, will
accumulate daily at a rate equivalent to 5% per year
from the date we determine the Death Proceeds, until
the earlier of:

o The first Contract anniversary following the
80th birthday of either the oldest new Owner
or the oldest Annuitant, whichever is
earlier. (After the 80th birthday of either
the oldest new Owner or the oldest
Annuitant, whichever is earlier, the
Enhanced Beneficiary Protection Benefit will
be recalculated only for purchase payments
and withdrawals); or

o The date we next determine the Death
Proceeds.

b. If either the oldest new Owner or the oldest
Annuitant is older than age 80 on the date we
determine the Death Proceeds, then this rider will
terminate and the corresponding Mortality and Expense
Risk Charge for this rider will cease as of that
date.

PA137 (roll-up ADVISOR/PREF 2/02)

2. If the Contract is continued under Option D of the Death of
Annuitant provision of the Contract, then:

This rider will continue and the Enhanced Beneficiary
Protection Benefit will continue to be calculated according to
Section I above.

3. If the Contract is not continued under either 1. or 2. above, then:

The Death Proceeds will be determined under the terms and
conditions stated in the Contract and Section I above. We will determine the value of the Enhanced Beneficiary Protection
Benefit on the date we determine the Death Proceeds. This
rider will terminate and the corresponding Mortality and
Expense Risk Charge for this rider will cease as of that date.

Except as provided above, all other terms and conditions of the Death of Owner and the Death of Annuitant provisions of the Contract continue to apply.
IV. Termination of this Rider
This Enhanced Beneficiary Protection Rider A will terminate and the corresponding Mortality and Expense Risk Charge for this rider will cease on the earliest to occur of:
o On the date this rider is terminated under Section III.1.b. and
Section III.3., above; or
o On the date the Owner (if the current Owner is a living person) is changed for any reason other than death unless the new Owner is a trust and the Annuitant is the current Owner; or
o On the date the Owner (if the current Owner is a non-living person) is changed for any reason unless the new Owner is a non-living person or is the current Annuitant; or
o On the date the Contract is terminated; or
o On the Payout Start Date.
Otherwise, this rider may not be terminated.
V. Investment Limitations for this Rider
We reserve the right to impose limitations on the Investment Alternatives in which you may invest. These limitations may include, but are not limited to, maximum investment limits on certain Variable Sub-accounts or on certain Fixed Account Options, exclusion of certain Variable Sub-accounts or of certain Fixed Account Options, required minimum allocations to certain Variable Sub-Accounts, and/or the required use of automatic portfolio rebalancing. A current explanation and list of investment limitations is set forth in the prospectus that pertains to your Contract.
Except as amended by this rider, the Contract remains unchanged.

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Secretary Chairman and Chief Executive Officer